Exhibit 4.2

March 29, 2026

CONSENT AND THIRD AMENDMENT TO THE NOTE PURCHASE AGREEMENT

Reference is made to that certain Note Purchase Agreement dated as of December 7, 2023 (as so amended, supplemented or otherwise modified prior to the date hereof, the “Note Purchase Agreement”), among Capstone Green Energy LLC, a Delaware limited liability company (as “Company”), Capstone Green Energy Holdings, Inc., a Delaware corporation (“Holdings”), and Capstone Turbine Financial Services, LLC (as “Guarantors”), various purchasers party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P. (as “Collateral Agent”). Capitalized terms used but not defined in this consent and third amendment to the Note Purchase Agreement (this “Amendment”) shall have the respective meanings assigned to them in the Note Purchase Agreement.

WHEREAS, as of the date hereof, Capstone Distributor Support Services, LLC, a Delaware limited liability company (the “CDSS” or the “Note Purchaser”) is the sole Purchaser (as defined under the Note Purchase Agreement) under the Note Purchase Agreement;

WHEREAS, as of the date hereof, CDSS is also the sole Preferred Member of the Company (as defined in that certain Amended and Restated Limited Liability Company Agreement dated December 7, 2023, among the Company and its members (the “LLC Agreement”));

1.            WHEREAS, in accordance with Section 10.5(a) of the Note Purchase Agreement, the Company has requested the Note Purchaser’s and Collateral Agent’s consent under the Note Purchase Agreement and the Pledge and Security Agreement (as defined in the Note Purchase Agreement) (“Third Amendment Consent”) in connection with (i) the redemption of 100% of the Preferred Units (as defined in the LLC Agreement) owned by the Preferred Member pursuant to the transactions contemplated to be consummated by that certain Purchase Agreement, dated as of the date hereof, among the Preferred Member, Holdings and the Company (the “Preferred Units Redemption”), (ii) the subsequent conversion of the Preferred Units to Common Units of the Company and/or amendment of the LLC Agreement to eliminate the Preferred Units, (iii) the purchase of such assets as identified in that certain Asset Purchase Agreement, dated as of the date hereof, among the Company, Holdings and the Preferred Member, from the Preferred Member, and (iv) the issuance by Holdings of its Series A convertible preferred stock, having the terms to be set forth in substantially the form attached as Exhibit A hereto and common stock (and/or pre-funded warrants) to Monarch Alternative Capital LP, a Delaware limited partnership and certain affiliates thereof (“Monarch”) and certain other investors pursuant to the transactions contemplated to be consummated by certain Securities Purchase Agreements dated as of the date hereof (the transactions in clauses (i) through (iv) described immediately above, collectively, the “Third Amendment Transactions”);

WHEREAS, to induce the Note Purchaser to provide the Third Amendment Consent, the Note Parties, the Collateral Agent and the Note Purchaser (each a “Party” and collectively, the “Parties”) have agreed to amend certain terms and conditions of the Note Purchase Agreement as set forth herein; and

WHEREAS, the Note Purchaser, by executing this Amendment, is willing to provide the Third Amendment Consent subject to the terms and conditions herein, and representations made by the Company below;

NOW WHEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

2.            Conditions. The Note Purchaser’s and the Collateral Agent’s respective consents to the Third Amendment Transactions are expressly conditioned on (i) the consummation of the Preferred Units Purchase and (ii) the Note Purchaser and the Collateral Agent receiving each Note Party’s executed signature page to this Amendment.

3.            Consent. Subject to the fulfillment of the conditions set forth in Section 1 of this Amendment, and pursuant to Section 10.5(a) of the Note Purchase Agreement and notwithstanding any provisions contained in the Note Purchase Agreement or other Note Documents, the Note Purchaser hereby approves and consents to the consummation of the Third Amendment Transactions and other related transactions directly contemplated thereby and/or required to effectuate such transactions. Subject to the fulfillment of the conditions set forth in Section 1 of this Amendment, and pursuant to Section 4.4.2(b)(i)(a) of the Pledge and Security Agreement and notwithstanding any provisions contained in the Pledge and Security Agreement or other Note Documents, the Collateral Agent hereby approves and consents to the consummation of the Third Amendment Transactions and other related transactions directly contemplated thereby and/or required to effectuate such transactions.

4.            Post-Closing Deliverables. By the first business day that is ninety (90) days after the Amendment Effective Date, Holdings shall deliver to the Collateral Agent an updated Pledge Supplement (as defined in the Pledge and Security Agreement), reflecting any applicable changes in Holdings’ Investment Related Property (as defined in the Pledge and Security Agreement).

5.            Representations. To induce the Note Purchaser and Collateral Agent to enter into this Amendment, each Note Party hereby represents and warrants to the Note Purchaser and Collateral Agent that:

a.            each of the Note Parties and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect;

b.            both (i) immediately prior to and after giving effect to the Third Amendment Transactions and this Amendment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Note Purchase Agreement or the Note Documents;

c.            the representations and warranties contained in Section 4 of the Note Purchase Agreement are true and correct in all material respects (without duplication of any materiality qualifier) with respect to each Note Party and, upon closing of the Third Amendment Transactions shall be true and correct in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date (without duplication of any materiality qualifier));

d.            the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto; and

e.            all transactions in connection with the Third Amendment Transactions shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations.

6.            Amendments to the Note Purchase Agreement. To induce the Note Purchaser and Collateral Agent to enter into this Amendment, the Parties hereby agree to amend the Note Purchase Agreement as follows:

a.            The definition of “Change of Control” set forth in Section 1.1 of the Note Purchase Agreement is hereby amended and restated as follows to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text):

“Change of Control” means, at any time: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Permitted Holders (a) shall have acquired beneficial ownership or control of ~~25~~50% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of Holdings and/or (2) the economic interests in the Capital Stock of Holdings, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Holdings; (ii) the majority of the seats (other than vacant seats) on the Board of Directors of Company cease to be occupied by Persons who either (a) were members of the Board of Directors of Holdings on the Closing Date, or (b) were nominated for election by the Board of Directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) Holdings ceases to hold 100% of the Common Units (as such term is defined in the Company LLCA, as in effect on the date hereof) other than as a result of ~~the~~ any Preferred Member exercising its option to convert its Preferred Units (as such term is defined in the Company LLCA, as in effect on the date hereof) to Common Units under the Company LLCA, as in effect on the date hereof.

b.            Section 1.1 of the Note Purchase Agreement is hereby amended to add the following definition in alphabetical order in such Section.

“Permitted Holder” means, at any time, Monarch and each of its Affiliates that is, with respect to Monarch, any affiliated investment fund that (x) is organized by Monarch or its Affiliate that controls Monarch, for the purpose of making equity or debt investments and (y) is directly or indirectly controlling, controlled by, or under common control with Monarch (provided that as used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise).

7.            Authorization of the Note Purchaser and Collateral Agent. The Note Purchaser and Collateral Agent are duly authorized and empowered to execute, deliver and perform this Amendment, and the execution, delivery or performance of this Amendment will not violate or contravene any law, rule, regulation or agreement affecting the Note Purchaser and Collateral Agent.

8.            Effective Date. This Amendment shall become effective immediately prior to the consummation of the Preferred Units Purchase (the “Amendment Effective Date”).

9.            Costs. The Note Parties agree to pay on demand all reasonable costs and expenses of the Note Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Note Purchaser and Collateral Agent with respect thereto. The Note Parties hereby confirm that the expense reimbursement and indemnification provisions set forth in Sections 10.2 and 10.3 of the Note Purchase Agreement as amended by this Amendment shall apply to this Amendment and the transactions contemplated hereby.

10.          Release. Effective as of the Amendment Effective Date, the Note Parties hereby waive and release any and all claims or causes of action against the each of the Note Purchaser, the Collateral Agent and any of their respective officers, directors, employees, agents, attorneys, financial advisors, representatives, Subsidiaries, Affiliates or shareholders, (each in their capacities as such) that the Note Parties and their estates may have arising under or relating to the Note Purchase Agreement or any of the other Note Documents prior to the Amendment Effective Date (but not any such event that occurs on or subsequent to the Amendment Effective Date). For the avoidance of doubt, the Note Purchaser and the Collateral Agent expressly do not release any claims arising under Section 8 of this Amendment or the reimbursement and indemnification provisions set forth in Sections 10.2 and 10.3 of the Note Purchase Agreement.

11.           Miscellaneous.

a.            No Waiver. This Amendment is a discretionary action by the Note Purchaser and Collateral Agent and does not constitute, and shall not be deemed to be, a waiver of, any Event of Default that may exist or any future failure of any Note Party to fully comply with the Note Purchase Agreement and other Note Documents. In addition, neither this discretionary action by the Note Purchaser and Collateral Agent nor anything in this Amendment shall directly or indirectly: (i) constitute a consent to any future departure under any Note Documents or create a course of dealing, (ii) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of any Note Documents except as expressly set forth herein, (iii) except as expressly set forth in this Amendment, amend, modify or operate as a waiver of any provision of the Note Purchase Agreement or any other Note Documents or any right, power, privilege or remedy of Collateral Agent or the Purchasers thereunder, or (iv) constitute a course of dealing or other basis for altering any rights or obligations of Collateral Agent or the Purchasers under the Note Documents or any Obligations of the Company or any other Note Party under the Note Purchase Agreement, other Note Documents or any other contract or instrument.

b.            Incorporation. The Note Purchase Agreement and each other Note Document shall continue in full force and effect, and the consent set forth above is limited solely to the matters expressly stated above and shall not be deemed to be a waiver or amendment of, or a consent to departure from, any other provision of any Note Documents. This Amendment is a Note Document. On and after the Amendment Effective Date, each reference in the Note Purchase Agreement (as amended by this Amendment) to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Note Purchase Agreement, and each reference in the other Note Documents to “Note Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended by this Amendment, and this Amendment and the Note Purchase Agreement as amended by this Amendment shall be read together and construed as a single instrument.

c.            Ratification. Each Note Party ratifies and reaffirms (i) the Obligations and, in the case of each Guarantor, the Guaranteed Obligations, (ii) the Note Purchase Agreement (as amended by this Amendment) and the other Note Documents and (iii) all of such Note Party’s covenants, duties, indebtedness and liabilities thereunder.

d.            Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

e.            Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles and assigns. The Note Purchaser and each Note Party acknowledge and stipulate that the Note Purchase Agreement (as amended by this Amendment), and the other Note Documents executed by such Person are legal, valid and binding obligations of such Person that are enforceable against such Person in accordance with the terms thereof; all of the Obligations (and in the case of each Guarantor, all of the Guaranteed Obligations) are owning and payable without defense, offset or counterclaim; the security interests and liens granted by such Person in favor of the Collateral Agent for the benefit of the Secured Parties are duly perfected securities interest and liens with the priority provided in the Note Documents and continue to be in full force and effect on a continuous basis.

f.             Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect hereto.

g.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts; each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

h.            Headings. Headings of the Sections of this Amendment have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Capstone Distributor Support Services, LLC,
as the Note Purchaser

By:	/s/ Matthew R. Carter
Name: Matthew R. Carter
Title: Vice President

Goldman Sachs Specialty Lending Group, L.P.,
as Collateral Agent

By:	/s/ Matthew R. Carter
Name: Matthew R. Carter
Title: Vice President

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

Capstone Green Energy Holdings, Inc.

By:	/s/ Vincent J. Canino
Name: Vincent Canino
Title: President and Chief Executive Officer

Capstone Green Energy LLC

By:	/s/ Vincent J. Canino
Name: Vincent Canino
Title: President and Chief Executive Officer

Capstone Turbine Financial Services, LLC

By:	/s/ Vincent J. Canino
Name: Vincent Canino
Title: President and Chief Executive Officer

Cal Microturbine, LLC

By:	/s/ Vincent J. Canino
Name: Vincent Canino
Title: President and Chief Executive Officer

EXHIBIT A

Monarch Stock Terms